EXHIBIT 99.1

AFLAC INCORPORATED ANNOUNCES THIRD QUARTER RESULTS,
DECLARES FOURTH QUARTER CASH DIVIDEND

COLUMBUS, Georgia - October 24, 2005 - Aflac Incorporated (NYSE: AFL) today reported its third quarter results.

Total revenues were $3.7 billion in the third quarter, or 10.5% higher than a year ago. Net earnings were $455 million, or $.90 per diluted share, compared with $293 million, or $.57 per share, a year ago. Net earnings in the third quarter of 2005 included realized investment gains of $89 million, or $.18 per diluted share, compared with realized investment losses of $5 million, or $.01 per share, a year ago. The significant realized investment gains in the quarter resulted from the execution of bond swaps that were designed to take advantage of tax loss carryforwards and improve investment income in future periods. In addition, net earnings in the third quarter included a loss of $1 million, or $.01 per diluted share, resulting from the change in fair value of the interest rate component of the cross-currency swaps related to the company's senior notes, as required by SFAS 133. In the third quarter of 2004, the impact from SFAS 133 increased net earnings by $6 million, or $.01 per diluted share. Net earnings in the third quarter of 2005 benefited by $34 million, or $.07 per diluted share, from the release of a valuation allowance for deferred tax assets.

We believe that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of Aflac's underlying profitability drivers. We define operating earnings as the profits we derive from our operations before realized investment gains and losses, the impact from SFAS 133, and nonrecurring items.

Management uses operating earnings to evaluate the financial performance of Aflac's insurance operations because realized gains and losses, the impact from SFAS 133, and nonrecurring items tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac's insurance operations.

Operating earnings in the third quarter were $333 million, compared with $292 million a year ago. On a per-share basis, operating earnings rose 15.8% to $.66 per diluted share, compared with $.57 per share in the third quarter of 2004. Although the yen was slightly weaker to the dollar compared with the third quarter of 2004, the impact of foreign currency translation on a per-share basis was not material in the quarter.

For the first nine months of 2005, total revenues rose 9.8% to $10.8 billion. Net earnings were $1.1 billion, or $2.20 per diluted share, compared with $856 million, or $1.65 per share, a year ago. Operating earnings were $994 million, or $1.96 per diluted share, compared with $860 million, or $1.66 per share, in 2004. Although the yen weakened to the dollar in the third quarter, the yen was slightly stronger than a year ago for the nine months. Excluding the benefit of $.02 per diluted share from the stronger yen, operating earnings per share increased 16.9% for the first nine months of 2005, which is ahead of our annual target of a 15% increase before the effect of the yen.

The board of directors declared the fourth quarter cash dividend of $.11 per share. The dividend is payable on December 1, 2005, to shareholders of record at the close of business on November 18, 2005.

Commenting on the company's results, Chairman and Chief Executive Officer Daniel P. Amos stated: "We are very pleased with our financial performance for the third quarter and first nine months of 2005.

"Aflac Japan's total new annualized premium sales in the third quarter increased 8.2% from a year ago to 31.0 billion yen, or $278 million. We were pleased that our rate of sales growth improved significantly over the second quarter. For the first nine months of 2005, total new annualized premium sales were up 4.7% to 93.4 billion yen, or $865 million. As expected, sales growth was restrained by continued sharp declines in Rider MAX sales. However, we again produced significant increases in the sale of our medical products. Sales of our popular EVER products rose 31.7% in the quarter and accounted for 38% of Aflac Japan's total new sales. Dai-ichi Mutual Life's sales of our cancer life product were also very strong, rising 19.0% over the third quarter of 2004. Our objective for the full year is to increase total new annualized premium sales 5% to 10%.

"Aflac U.S. produced strong sales results in the third quarter. Although Hurricanes Katrina and Rita held back sales growth during September, total new annualized premium sales still rose 10.0% to $297 million in the third quarter. We were especially pleased with the initial market reception of Vision Now, our new vision product. We began rolling out this innovative new product in July, and third quarter sales were more than $8 million, which exceeded our expectations. For the first nine months of the year, total new sales were up 5.6% to $890 million. Our goal for the full year remains a 3% to 8% increase in total new annualized premium sales. Recruitment of new sales associates slowed compared with the first half of the year. We recruited more than 5,700 new associates during the third quarter, which was 2.5% higher than a year ago. We believe recruitment in the quarter was impacted in part by the rollouts of our new vision and hospital indemnity products and the introduction of new training programs. However, new agent recruitment through the first nine months of the year rose 8.2%, which is consistent with our expectation of a 5% to 10% increase for the year.

"Overall, Aflac's sales and financial performance for the third quarter and first nine months of 2005 have been gratifying. We were especially pleased to see Aflac U.S. post strong sales, and we believe we are making steady progress at reestablishing better sales growth. To produce sustainable sales momentum, we will continue our intense focus on the distribution side of our business model. Through ongoing recruiting efforts and new and more effective training programs, we are striving to expand the number of producing sales associates, and therefore sales growth, in the future. We were also pleased with Aflac Japan's marketing strength. Despite an increased number of competing products in the market, Aflac Japan produced strong medical sales growth in the quarter and through the first nine months of the year. And in the process, Aflac has retained its leading position as the number one seller of supplemental medical insurance policies in Japan.

"As we look to the balance of the year and beyond, we remain enthusiastic about growth opportunities for Aflac U.S. and Aflac Japan. We believe aging populations and increased out-of-pocket expenses for consumers in both markets will continue to drive demand for our products. We also remain optimistic about achieving our financial goals. Our objective for 2005 is to increase operating earnings per diluted share 15% before the impact of foreign currency translation. Based on the strong results we have produced so far this year, we plan on increasing our sales promotion activities in the fourth quarter. However, we still expect to meet or exceed our earnings objective for the year. At the same time, we have retained our objectives of 15% growth in operating earnings per diluted share before the impact of the yen for 2006, and 13% to 16% growth before currency fluctuations in 2007. When we established these financial objectives, we did so using what we considered to be reasonable assumptions. In light of our current results and the overall strength of our operations, we still consider those assumptions to be reasonable, and we also believe our earnings objectives are achievable."

For 50 years, Aflac products have given policyholders the opportunity to direct cash where it is needed most when a life-interrupting medical event causes financial challenges. Aflac is the number one provider of guaranteed-renewable insurance in the United States and the number one insurance company in terms of individual insurance policies in force in Japan. Aflac's insurance products provide protection to more than 40 million people worldwide. Aflac has been included in both Fortune magazine's listing of America's Most Admired Companies and Forbes magazine's Platinum 400 List of America's Best Big Companies for five consecutive years. In January 2005, Aflac was included in Fortune magazine's list of the 100 Best Companies to Work For in America for the seventh consecutive year. Aflac was also included in Fortune magazine's list of the Top 50 Employers for Minorities in August 2005, and in September 2005, Aflac Japan was named the Life Insurance Company of the Year at the Asia Insurance Industry Awards, sponsored by the Asia Insurance Review. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.

A copy of Aflac's third quarter report to shareholders can be found on the "For Investors" page of aflac.com.

Aflac Incorporated will webcast its third quarter conference call on the "For Investors" page of aflac.com on Tuesday, October 25 at 1:30 p.m. (EDT).

AFLAC INCORPORATED AND SUBSIDIARIES CONSOLIDATED SUMMARY OF EARNINGS
(UNAUDITED -- IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2005	2004*	% Change

Total revenues	$3,669	$3,321	10.5%

Operating earnings	333	292	14.2
Reconciling items, net of tax:
Realized investment gains (losses)	89	(5)
Impact from SFAS 133	(1)	6
Release of deferred tax asset valuation allowance	34	-
Net earnings	455	293	55.2

Operating earnings per share - diluted	.66	.57	15.8
Reconciling items, net of tax:
Realized investment gains (losses)	.18	(.01)
Impact from SFAS 133	(.01)	.01
Release of deferred tax asset valuation allowance	.07	-
Net earnings per share - diluted	.90	.57	57.9

Net earnings per share - basic	.91	.58	56.9

Cash dividends paid per share	.11	.095	15.8

Shares used to compute earnings per share (000):
Basic	500,557	506,599	(1.2)
Diluted	507,323	515,576	(1.6)

NINE MONTHS ENDED SEPTEMBER 30,

Total revenues	$10,796	$9,834	9.8%

Operating earnings	994	860	15.5
Reconciling items, net of tax:
Realized investment gains (losses)	99	(1)
Impact from SFAS 133	(8)	(6)
Release of deferred tax asset valuation allowance	34	-
Japanese pension obligation transfer	-	3
Net earnings	1,119	856	30.7

Operating earnings per share - diluted	1.96	1.66	18.1
Reconciling items, net of tax:
Realized investment gains (losses)	.19	(.01)
Impact from SFAS 133	(.02)	(.01)
Release of deferred tax asset valuation allowance	.07	-
Japanese pension obligation transfer	-	.01
Net earnings per share - diluted	2.20	1.65	33.3

Net earnings per share - basic	2.23	1.68	32.7

Cash dividends paid per share	.33	.285	15.8

Shares used to compute earnings per share (000):
Basic	501,555	508,286	(1.3)
Diluted	508,250	517,591	(1.8)

*Adjusted to include stock option expense resulting from adoption of SFAS 123R

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in oral discussions with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," "will," "assumes," "potential," "target," or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

We caution readers that the following factors, in addition to other factors mentioned from time to time in our reports filed with the SEC, could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development and customer response to new products and new marketing initiatives; ability to attract and retain qualified sales associates; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with Aflac's investment activities; significant changes in investment yield rates; fluctuations in foreign currency exchange rates; deviations in actual experience from pricing and reserving assumptions including, but not limited to, morbidity, mortality, persistency, expenses, and investment yields; level and outcome of litigation; downgrades in the company's credit rating; changes in rating agency policies or practices; subsidiary's ability to pay dividends to parent company; ineffectiveness of hedging strategies used to minimize the exposure of our shareholders' equity to foreign currency translation fluctuations; catastrophic events; and general economic conditions in the United States and Japan.

Analyst and investor contact - Kenneth S. Janke Jr., 800.235.2667 - option 3, FAX: 706.324.6330, or kjanke@aflac.com
Media contact - Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com